As filed with the Securities and Exchange Commission on October 13, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           J.A.B. INTERNATIONAL, INC.
                           --------------------------
               (Exact Name of Company as specified in its charter)

         NEVADA                      000-12761                    88-0180496
         ------                      ---------                    ----------
(State of Incorporation)       (Commission file No.)            (IRS Employer
                                                                   ID Number)

                    1013 FAIRWAY DRIVE, WINTER PARK, FL 32792
                    -----------------------------------------
                    (Address of principal executive offices)

          CONSULTING AGREEMENT BETWEEN J.A.B. INTERNATIONAL, INC., AND
                                 DONALD MITCHELL
                          (Full title of the Agreement)

                         Jefferson A. Bootes, President
                           J.A.B. International, Inc.
                               1013 Fairway Drive
                              Winter Park, FL 32792
                     (Name and address of agent for service)

                   Company's telephone number: (407) 829-4433


                         CALCULATION OF REGISTRATION FEE

                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
 TITLE OF SECURITIES TO      AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING    AMOUNT OF REGISTRATION
     BE REGISTERED            REGISTERED             SHARE(1)                PRICE(1)                   FEE
Common Shares                   150,000                $.75                  $112,500         $100 Minimum Fee

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Note: The document(s) containing the information concerning the Consulting Agreement between J.A.B. International, Inc. (the "Company"), and Donald Mitchell dated July 7, 1999, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

            a. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998;

            b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, and December 31, 1998, and March 31, 1999; and

            c. The Company's Current Reports on Forms 8-K subsequent to June 30, 1998, and up to and including the date of filing of this Registration statement.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

            Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                       ITEM 4. DESCRIPTION OF SECURITIES.

            The authorized stock of the Company consists of 200,000,000 authorized shares of Common Stock, par value $.001 per share, 4,414,455 shares of which were outstanding as of June 30, 1999.

            Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

            All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock

            As of the date hereof, there are no shares of preferred stock issued and outstanding. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

Transfer Agent, Registrar and Warrant Agent

         The Company has appointed Signature Stock Transfer, 14675 Midway Road, Suite 221, Dallas, TX 75244 as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5. Interests of Named Experts and Counsel.

         J. Bennett Grocock, a partner with Grocock & Abramson, Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, owns approximately 100,000 common shares of the Registrant.

ITEM 6. Indemnification of Directors and Officers.

         Registrant's Articles of Incorporation and Bylaws and the Utah General Corporation Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. Exemption From Registration Claimed.

         Not applicable.

ITEM 8. Exhibits.

EXHIBIT NUMBER        DESCRIPTION
--------------        -----------

4.1 Consulting Agreement between J.A.B. International, Inc., and Donald Mitchell dated July 7, 1999.

5                     Opinion of Counsel, Grocock & Abramson

23.1 Consent of Brown Armstrong Randall Reyes Paulden & McCown, Independent Certified Public Accountants.

23.2                  Consent of Grocock & Abramson (Included in Exhibit 5).

ITEM 9.  Undertakings

         1.       The Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 13th day of October, 1999.

                                      J.A.B. INTERNATIONAL, INC.

                                      By:   /s/ JEFFERSON A. BOOTES
                                         ---------------------------------------
                                            Jefferson A. Bootes, CEO

         In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                   TITLE                              DATE
---------                                   -----                              ----

/s/ JEFFERSON A. BOOTES                     CEO/President/Director             10/13/99
---------------------------------
Jefferson A. Bootes

/s/ HOWARD I. KALODNER                      Director                           10/13/99
---------------------------------
Howard I. Kalodner

/s/ SAMUEL P. MARTIN                        Director                           10/13/99
---------------------------------
Samuel P. Martin

/s/ FRED PERKINS                            Director                           10/13/99
---------------------------------
Fred Perkins

/s/ PETER HOWE                              Director                           10/13/99
---------------------------------
Peter Howe

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           J.A.B. INTERNATIONAL, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX

EXHIBIT NUMBER      DESCRIPTION
--------------      -----------

4.1 Agreement between J.A.B. International, Inc., and James Webster dated June 1, 1999.

5                   Opinion of Counsel, Grocock & Abramson

23.1 Consent of Brown Armstrong Randall Reyes Paulden and McCown Independent Certified Public Accountants.

23.2                Consent of Grocock & Abramson (Included in Exhibit 5).